Exhibit 99.1
Graymark Healthcare Reports Third Quarter 2011 Financial Results
OKLAHOMA CITY, OK — November 15, 2011 — Graymark Healthcare, Inc. (NASDAQ: GRMH), the nation’s second largest provider of diagnostic sleep services and an innovator in comprehensive care for obstructive sleep apnea (OSA), reported financial results for the third quarter ended September 30, 2011.
Third Quarter 2011 Overview

Net Revenues($ in thousands)	Q3 11	Q3 10	∆%	Q2 11	∆%
Services (Sleep Diagnostics)	$3,287	$3,530	-7%	$3,143	5%
Product Sales (Sleep Therapy)	1,196	1,345	-11%	1,266	-6%

Total	$4,483	$4,875	-8%	$4,409	2%

Volume	Q3 11	Q3 10	∆%	Q2 11	∆%
Sleeps	4,245	4,060	5%	4,005	6%
Set-ups	694	807	-14%	683	2%
Conversion percentage	16.3%	19.9%	-4%	17.1%	-1%
Re-supply	3,575	1,745	105%	2,749	30%
Third Quarter 2011 Financial Results
Net revenues in the third quarter of 2011 were $4.5 million, decreasing 8% from $4.9 million in the third quarter of 2010 (as adjusted for the discontinued operations of the company’s retail pharmacy business and the sale of Nocturna East Sleep Centers). The decrease in revenue was primarily attributable to lower average revenue per sleep study performed primarily due to the company’s acquisitions of new hospital-based management agreements which are reimbursed at lower revenues per sleep study, but yield higher margins due to the lack of any significant occupancy costs.
During the third quarter of 2011, the company focused on increasing patient sleep study volumes by centralizing the patient scheduling function thereby increasing operational efficiency, maximizing the use of available capacity and compressing the elapsed time between referral receipt and rendering of service. As a result, sleep study volume increased 6% to 4,245 studies from 4,005 in the previous quarter. Additionally, net revenues increased 2% from $4.4 million in the previous quarter (as adjusted for the sale of Nocturna East Sleep Centers) despite the reduction in the reimbursement per sleep study discussed above.
Net revenues from Graymark’s sleep therapy business were $1.2 million, decreasing 11% from $1.3 million in the year-ago quarter. The decrease was due to a reduction in initial CPAP device set-ups along with a decline in reimbursement levels, partially offset by an increase in recurring revenue from the company’s re-supply business. Re-supply volume increased 105% to 3,575 packages shipped, compared to 1,745 shipped in the year-ago quarter, and increased 30% from 2,749 packages shipped in the previous quarter.
Selling, general and administrative expenses decreased 11% to $3.3 million, compared to $3.7 million in the year-ago quarter. This decrease was primarily due to staff reductions related to the centralization of billing and scheduling, renegotiations of facility leases and the consolidation of unprofitable facilities.

Loss from continuing operations, net of taxes, was $1.6 million in the third quarter of 2011, compared to a loss from continuing operations of $2.4 million in the year-ago quarter. Net loss attributable to Graymark was $1.6 million or $(0.10) per share in the third quarter of 2011, compared to a net loss of $3.8 million or $(0.52) per share in the year-ago quarter.
EBITDA from continuing operations in the third quarter of 2011 was a loss of $1.0 million, compared to a loss of $1.8 million in the year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below for the definition and an important discussion of this non-GAAP financial measure).
At the end of the third quarter of 2011, cash and cash equivalents totaled $5.5 million, compared to $0.6 million at December 31, 2010. The $5.5 million in cash and equivalents is net of $0.7 million of prepaid principle and interest paid through December 31, 2011 related to the company’s primary credit facility, reflected on the balance sheet in “Other current assets.” Furthermore, the cash balance does not reflect $2.0 million currently held in an escrow account related to the sale of the company’s retail pharmacy business, which the company anticipates receiving in two equal installments of $1.0 million in December 2011 and June 2012, subject to offset for any potential indemnity claims.
Third Quarter 2011 Operational Highlights
•	Signed two new hospital contracts, bringing the net facility count to 100 (77 hospital or rural outreach facilities and 23 standalone diagnostic, treatment and therapy facilities).

•	Signed a letter of intent to acquire Village Sleep Center of Plano, Texas, adding to the company’s strong operations in the Dallas/Fort Worth market.
Sleep Studies by Facility Type

	Q3 11		Q3 10		Q2 11
	Number	%	Number	%	Number	%
Free standing centers	2,478	58%	3,061	75%	2,467	62%

Managed hospital based	762	18%	131	3%	619	15%
Hospital based outreach	1,005	24%	868	22%	919	23%

Total hospital based	1,767	42%	999	25%	1,538	38%

Total sleep studies performed	4,245	100%	4,060	100%	4,005	100%
Management Commentary
“We continued to realize volume growth in our sleep centers through proactive steps taken at the beginning of the year to implement new sales incentives and management changes,” said Stanton Nelson, Graymark Healthcare’s CEO. “We also centralized the majority of our benefits verification and scheduling processes, which drove an improvement in our conversion rate of referrals to sleep studies. We expect to complete the centralization of these processes in the early part of the fourth quarter of 2011, which we anticipate will bring additional volume enhancements. The rightsizing of our cost structure has also been successful as we have realized nearly $2 million in SG&A savings since the beginning of the year.”
“With the cost-cutting program and sales strategy in place, our focus for the remainder of the year will be growing the scale of our organization,” continued Nelson. “We expect to close the acquisition of Village Sleep Center in the fourth quarter, and our improved working capital position combined with a highly fragmented sleep market has allowed our team to identify additional accretive acquisition targets. This opportunity, united with our goal to add hospital contracts, gives us great confidence that our comprehensive model will allow Graymark to gain significant market share.”

Conference Call
The company will host a conference call to discuss its third quarter 2011 financial results today (November 15, 2011) at 11:00 a.m. Eastern time.
Dial-in number: 1-877-941-2321
International: 1-480-629-9714
Conference ID#: 4488490
The conference call will be broadcast live http://viavid.net/dce.aspx?sid=0000903E and available for replay via the Investors section of the company’s website at www.graymarkhealthcare.com
Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.
A replay of the call will be available on the same day after 2:00 p.m. Eastern time on the same day and until December 15, 2011.
Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pin number: 4488490
About Graymark Healthcare
Headquartered in Oklahoma City, Okla., Graymark Healthcare, Inc. (NASDAQ: GRMH) is the nation’s second largest provider of sleep management solutions. In addition to diagnosing and treating over 80 sleep disorders, the company specializes in comprehensive care for Obstructive Sleep Apnea (OSA). Graymark offers its services through sleep laboratories primarily in the Midwest, including standalone or IDTF facilities, therapy facilities, rural outreach hospital sites and urban hospital management agreements. For more information, visit www.graymarkhealthcare.com.
Reconciliation of Non-GAAP Financial Measures
Graymark is providing EBITDA from continuing operations information, which is defined as net income from continuing operations plus interest, income taxes, depreciation and amortization expenses, as a complement to GAAP results. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing the company’s financial performance. EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities, or other financial statement data presented in the company’s consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release in the accompanying tables. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Graymark Healthcare, Inc.
Reconciliation of Net Income to EBITDA From Continuing Operations
For The Three Month Periods Ended September 30, 2011 and 2010 and June 30, 2011
(Unaudited)

	09/30/11	09/30/10	06/30/11

Net loss	$(1,583,437)	$(3,831,005)	$(600,248)
(Income) Loss Discontinued Operations	14,896	(1,382,912)	(542,342)

Loss From Continuing Operations, net of taxes	(1,568,541)	(2,448,093)	(1,142,590)

EBITDA addbacks:

Interest	300,791	342,345	325,366
Taxes	3,498	3,498	3,498
Depreciation and amortization	279,463	318,504	277,534

Total EBITDA addbacks	583,752	664,347	606,398

EBITDA From Continuing Operations	$(984,789)	$(1,783,746)	$(536,192)

Important Cautions Regarding Forward Looking Statements
This press release may contain forward-looking statements that are based on the company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
Graymark Healthcare, Inc.
Stanton Nelson
Chairman and CEO
Tel 1-405-601-5300
Investor Relations:
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel 1-949-574-3860
GRMH@liolios.com

GRAYMARK HEALTHCARE, INC.
Consolidated Condensed Balance Sheets
(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS

Cash and cash equivalents	$5,538,315	$639,655
Accounts receivable, net of allowances for contractual adjustments and doubtful accounts of $3,023,298 and $2,791,906, respectively	2,945,502	2,597,848
Inventories	512,242	553,342
Current assets from discontinued operations	2,123,927	3,349,567
Other current assets	1,136,133	438,315

Total current assets	12,256,119	7,578,727

Property and equipment, net	2,948,951	3,642,847
Intangible assets, net	1,202,956	1,313,756
Goodwill	12,844,223	12,844,223
Other assets from discontinued operations	66,722	2,579,410
Other assets	355,211	733,589

Total assets	$29,674,182	$28,692,552

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$602,500	$909,983
Accrued liabilities	1,994,536	2,263,907
Current portion of long-term debt	19,487,017	22,768,781
Current liabilities from discontinued operations	779,646	2,140,602

Total current liabilities	22,863,699	28,083,273

Long-term debt, net of current portion	244,314	436,850

Total liabilities	23,108,013	28,520,123

Equity:
Graymark Healthcare shareholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 500,000,000 shares authorized; 14,992,850 and 7,238,403 issued and outstanding, respectively	1,499	724
Paid-in capital	40,007,884	29,521,558
Accumulated deficit	(33,193,006)	(29,218,977)

Total Graymark Healthcare shareholders’ equity (deficit)	6,816,377	303,305

Noncontrolling interest	(250,208)	(130,876)

Total equity (deficit)	6,566,169	172,429

Total liabilities and shareholders’ equity	$29,674,182	$28,692,552

GRAYMARK HEALTHCARE, INC.
Consolidated Condensed Statements of Operations
For the Three Months Ended September 30, 2011 and 2010
(Unaudited)

	2011	2010
Net Revenues:
Services	$3,287,272	$3,530,002
Product sales	1,195,700	1,345,443

	4,482,972	4,875,445

Cost of Services and Sales:
Cost of services	1,299,030	1,349,730
Cost of sales	462,048	426,533

	1,761,078	1,776,263

Gross Margin	2,721,894	3,099,182

Operating Expenses:
Selling, general and administrative	3,316,295	3,746,016
Bad debt expense	387,388	374,689
Impairment of fixed assets	—	762,224
Depreciation and amortization	279,463	318,503

	3,983,146	5,201,432

Other (Expense):
Interest expense, net	(300,791)	(342,345)
Other expense	(3,000)	—

Net other (expense)	(303,791)	(342,345)

Income (loss) from continuing operations, before taxes	(1,565,043)	(2,444,595)

(Provision) benefit for income taxes	(3,498)	(3,498)

Income (loss) from continuing operations, net of taxes	(1,568,541)	(2,448,093)

Income (loss) from discontinued operations, net of taxes	(14,896)	(1,382,911)

Net income (loss)	(1,583,437)	(3,831,004)

Less: Net income (loss) attributable to non-controlling interests	(27,544)	(61,233)

Net income (loss) attributable to Graymark Healthcare	$(1,555,893)	$(3,769,771)

Earnings per common share (basic and diluted):
Net income (loss) from continuing operations	$(0.10)	$(0.33)
Income from discontinued operations	—	(0.19)

Net income (loss) per share	$(0.10)	$(0.52)

Weighted average number of common shares outstanding	14,885,911	7,244,516

Weighted average number of diluted shares outstanding	14,885,911	7,244,516